UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant ☑ Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Ally Financial Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of the transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

NOTICE OF ANNUAL MEETING
To the Stockholders of Ally Financial Inc.:
The Annual Meeting of Stockholders of ALLY FINANCIAL INC. (the “Company”) will be held at The Westin New York at Times Square, 270 West 43rd Street, New York, NY 10036, on Thursday, July 17, 2014, at 9:00 a.m., Eastern Daylight Time, for the following purposes:

1.	Election of Directors;

2.	Advisory vote on executive compensation;

3.	Ratification of the action of the Audit Committee of the Board of Directors in appointing Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2014; and

4.	Such other business as may properly come before the meeting.
Only stockholders of record at the close of business on June 3, 2014, the record date fixed by the Board of Directors of the Company, will be entitled to notice of and to vote at the meeting or any adjournment thereof. A list of all stockholders entitled to vote is on file at the office of the Company, 200 Renaissance Center, Detroit, Michigan 48265.
If you wish to attend the meeting in person, you will need to request an admission ticket in advance. You can request a ticket by following the instructions set forth on page 1 of the proxy statement.
You may vote your shares by signing and returning the enclosed proxy card or by telephone or internet as explained on the card.

Cathy L. Quenneville
Corporate Secretary
Detroit, Michigan
June 6, 2014

PROXY STATEMENT
June 6, 2014
SOLICITATION
The solicitation of the enclosed proxy is made on behalf of the Board of Directors of Ally Financial Inc. (the “Board”) for use at the Annual Meeting of Stockholders to be held on July 17, 2014. It is expected that this Proxy Statement and related materials will first be mailed to stockholders on or about June 6, 2014.
The complete mailing address of the Company’s principal executive office is 200 Renaissance Center, P.O. Box 200, Detroit, Michigan 48265-2000.
References in this Proxy Statement to “we,” “us,” “our,” “the Company” and “Ally” refer to Ally Financial Inc. and its consolidated subsidiaries.
MEETING ADMISSION
If you wish to attend the Annual Meeting, you must be a stockholder on the record date and request an admission ticket in advance by visiting www.proxyvote.com and following the instructions provided (you will need the 12-digit number included on your proxy card). Tickets will be issued to registered and beneficial owners. Requests for admission tickets will be processed in the order in which they are received and must be requested no later than July 14, 2014. On the day of the meeting, each stockholder will be required to present valid picture identification, such as a driver's license or passport, with their admission ticket.
VOTING PROCEDURES
Directors shall be elected by a plurality of the votes cast by the shares present in person or represented by proxy at the Annual Meeting, which means that the director nominee with the most affirmative votes for a particular slot shall be elected for that slot. For all other matters presented at the meeting, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required for approval.
Your proxy will be voted at the meeting, unless you (i) revoke it at any time before the vote by filing a revocation with the Corporate Secretary of the Company, (ii) duly execute a proxy card bearing a later date, or (iii) appear at the meeting and vote in person. Proxies returned to the Company, votes cast other than in person and written revocations will be disqualified if received after commencement of the meeting. If you elect to vote your proxy by telephone or internet as described in the telephone/internet voting instructions on your proxy card, the Company will vote your shares as you direct. Your telephone/internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned your proxy card.
Votes cast by proxy or in person at the meeting will be counted by the person(s) appointed by the Company to act as inspector(s) of election for the meeting. The inspector(s) of election will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. In the election of directors, abstentions, however, do not constitute a vote “for” or “against” any nominee and thus will be disregarded in the calculation of “votes cast.” For all other matters presented at the meeting, abstentions are counted as shares present or represented and voting and have the effect of a vote “against.”
The inspector(s) of election will treat shares referred to as “broker non-votes” (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and that the broker or nominee does not have discretionary power to vote on a non-routine matter) as shares that are present and entitled to vote on routine matters and for purposes of determining the presence of a quorum. The proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current fiscal year is a routine matter. However, for purposes of determining the outcome of any non-routine matter as to which the broker does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter. Notably, the election of directors and the advisory vote on executive compensation are non-routine matters.
Unless specification to “withhold” with respect to any director is made, the shares represented by the enclosed proxy will be voted FOR all the nominees for director. Unless specification is made to the contrary, the shares represented by the enclosed proxy will be voted FOR the approval of the compensation of the Named Executive Officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, and FOR ratification of the action of the Audit Committee of the Board in appointing Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2014.
VOTING SECURITIES
On June 3, 2014, the record date for the meeting, the Company had 479,767,540 shares of Common Stock outstanding, all of one class and each share having one vote with respect to all matters to be voted on at the meeting. No shares of treasury stock are outstanding as of the record date for the meeting. Information as to Common Stock ownership of certain beneficial owners and management is set forth in the tables on pages 8 and 9 (“Security Ownership of Certain Beneficial Owners” and “Security Ownership of Management”).
PROPOSAL 1 — ELECTION OF DIRECTORS
The Board recognizes that it is important for the Company’s directors to possess a diverse array of backgrounds and skills, whether in terms of education, business acumen, accounting and financial expertise, risk management experience, or experience with other organizations. When considering new candidates, the Compensation, Nominating & Governance Committee (the “CNG Committee”) takes into account

1

these factors as well as other appropriate characteristics, such as independence, ability and willingness to devote requisite time, personal and professional integrity, honesty, ethics and values, and overall fit with the current mix of director skills and personal and professional attributes. In addition, although it does not have a formal policy with respect to diversity, the CNG Committee considers differences among directors, including what the candidate's skills and background contribute to the Board's ability to perform its oversight function effectively.
The shares represented by proxies will be voted in favor of the election of each of the ten nominees for director whose names are set forth below unless such proxy is specifically marked to “withhold” authority to vote for a particular nominee. Pursuant to a stockholders agreement (the “Stockholders Agreement”) dated March 25, 2014 among Ally, the United States Department of the Treasury (“Treasury”) and FIM Holdings LLC (“Cerberus”), Treasury has a right to designate one nominee to the Board and Cerberus and its affiliates have a right to designate one nominee to the Board. Treasury has designated Mr. Pendo as its nominee and Cerberus has designated Mr. Feinberg as its nominee. Pursuant to the Board's Governance Guidelines, directors may serve on the Board until their 75th birthday, unless the Board waives this limitation. Upon consideration of the contributions that Mr. Greenwald makes to the Board, the Board has determined to waive the mandatory retirement age for Mr. Greenwald until the Company's next Annual Meeting of Stockholders.
If for any reason any of the nominees set forth below is not a candidate when the election occurs, the shares represented by proxies will be voted for the election of the other nominees named and may be voted by the holders of the proxies for any substituted nominees or the Board may reduce its size. However, management of the Company does not expect this to occur. Other than Mr. Stack, all nominees were elected at the last Annual Meeting of Stockholders on April 25, 2013.
The Board affirmatively determined in its business judgment that each of Mr. Hobbs, Mr. Blakely, Ms. Clark, Mr. Feinberg, Mr. Fennebresque, Mr. Greenwald, Ms. Magner, Mr. Pendo and Mr. Stack are independent as defined in the New York Stock Exchange (“NYSE”) listing standards, and applicable SEC rules and that any relationship with the Company is not material under the independence thresholds contained in the NYSE listing standards and applicable SEC rules. The Board has determined that Mr. Carpenter, Chief Executive Officer of the Company, is not independent as defined in the NYSE listing standards, and applicable SEC rules due to his position as an executive officer of the Company.
Franklin W. Hobbs, Chairman of the Board, serves as presiding director at meetings of independent directors held without the presence of Company management.
The Company’s Board of Directors Governance Guidelines provide that stockholders and other third parties may send communications to the Board, any individual director, the independent directors as a group or any committee of the Board, by sending correspondence to Ally Financial Inc., c/o Corporate Secretary, 200 Renaissance Center, Mail Code 482-B09-C24, Detroit, Michigan 48265. All such communications will be kept confidential and relayed to the specified director(s). Items that are unrelated to a director’s duties and responsibilities as a member of the Board, such as junk mail, may be excluded by the Corporate Secretary.
The names of the nominees and certain information as to them, are as follows:
Director Nominees

Biography and expertise
Franklin W. Hobbs Age: 66
Director of Ally since May 2009. He currently serves as Chairman of the Board. Since 2004, he has been an advisor to One Equity Partners LLC, which manages investments and commitments for JPMorgan Chase & Co. in direct private equity transactions. He was previously the CEO of Houlihan Lokey Howard & Zukin. In that role, he oversaw all operations, which included advisory services for mid-market companies involved in mergers and acquisitions and corporate restructurings. He previously was Chairman of UBS AG's Warburg Dillon, Read Inc. unit. Prior to that, he was President and CEO of Dillon, Read & Co. Inc. Hobbs earned his bachelor's degree from Harvard College and master's degree in business administration from Harvard Business School. He serves as a director on the boards of the BAWAG P.S.K., Lord Abbett & Company, and Molson Coors Brewing Company.
Mr. Hobbs is nominated to be a director, because he brings extensive business experience in: leading large, heavily-regulated, complex organizations; strategic planning; risk management, and serving on a public company board, through his prior professional positions and/or service on other boards and board committees.

2

Robert T. Blakely Age: 72
Director of Ally since May 2009. Previously, he was a trustee of the Financial Accounting Foundation, the oversight board for the Financial Accounting Standards Board. Mr. Blakely is the former executive vice president and chief financial officer of Fannie Mae. In this role, he led the financial restatement and implementation of Sarbanes-Oxley controls. He was previously the chief financial officer of WorldCom/MCI, Lyondell Chemical, Tenneco, and US Synthetic Fuels Corporation where he gained valuable experience dealing with accounting principles and financial reporting rules and regulations, evaluating financial results, and generally overseeing the financial reporting processes of large corporations. Mr. Blakely is a member of the boards of directors of Greenhill & Co., Inc., Natural Resource Partners L.P. and Westlake Chemical Corporation, and he is a director of Baylor St. Luke's Medical Center, and a trustee of the Episcopal Health Foundation. Mr. Blakely received his PhD from Massachusetts Institute of Technology and his master's and bachelor's degrees from Cornell University.
Mr. Blakely is nominated to be a director, because he brings extensive business experience in: financial accounting; audit and financial reporting matters; strategic planning; and risk management, through his prior professional positions and service on other boards and board committees.

Mayree C. Clark Age: 57
Director of Ally since May 2009. Clark is the founding partner of Eachwin Capital, an investment management firm. Previously, she was a partner and member of the executive committee of AEA Holdings and held a variety of executive positions at Morgan Stanley over a span of 24 years, serving as Global Research Director, Director of Global Private Wealth Management, deputy to the chairman, president and CEO, and non-executive Chairman of MSCI. She also served as a director of Morgan Stanley DW Inc., the firm’s registered broker-dealer for its retail activities. Ms. Clark serves on the board of the Stanford Management Company (which is responsible for the University’s endowment) and is a member of the Council on Foreign Relations, the New York Women’s Forum, Women Moving Millions, and the Circle Financial Group.
Ms. Clark is nominated to be a director, because she brings extensive business experience as an executive of a major public financial services company, as well as specific experience in investment banking and capital markets; asset management; strategic planning; and risk management, through her prior professional positions and service on other boards and professional organizations.

Stephen A. Feinberg Age: 53
Director of Ally since March 2009. Under the terms of the Stockholders Agreement, Mr. Feinberg was designated for nomination to the Board by Cerberus. He co-founded Cerberus Capital Management in November 1992. Mr. Feinberg began his career at Drexel Burnham Lambert where he was actively involved in trading large pools of firm capital. From 1985 to 1992, after leaving Drexel Burnham Lambert, he managed money in separate accounts, most of which was firm capital of Gruntal & Co., Inc. Mr. Feinberg is a 1982 graduate of Princeton University.
Mr. Feinberg is nominated to be a director, because he brings extensive business experience in: distressed investing, including investments in the financial services industry; serving as a control party in connection with investments in numerous financial institutions, including various lending institutions; strategic planning; capital markets activity; and risk management.

Kim S. Fennebresque Age: 64
Director of Ally since May 2009. Mr. Fennebresque served as chairman, president, and chief executive officer of Cowen Group, Inc. where he oversaw all aspects of the management and operations of the company. Prior to joining Cowen Group, Mr. Fennebresque held positions as head of the Corporate Finance and Mergers & Acquisitions departments at UBS, general partner and co-head of Investment Banking at Lazard Frères & Co., and various positions at The First Boston Corporation. Mr. Fennebresque is a graduate of Trinity College and Vanderbilt Law School. He currently serves on the board of BlueLinx, Inc. and formerly served on the boards of TEAK Fellowship, Fountain House, and Common Good.
Mr. Fennebresque is nominated to be a director, because of his extensive business experience in: investment banking; extensive knowledge of the management of a publicly traded company; and deep and broad exposure to compensation, legal, accounting, and regulatory issues faced by large, complex, heavily-regulated institutions.

Gerald Greenwald Age: 78
Director of Ally since August 2012. Greenwald is a founder of Greenbriar Equity Group, a private equity firm focused on the global transportation sector. Previously, Greenwald was the chairman and chief executive officer of United Airlines from 1994 to 1999. Greenwald began his career in the automotive industry at Ford Motor Company where he worked in several positions including controller, director of operations in Europe and president of Ford of Venezuela. He later joined Chrysler, where he worked in various positions including corporate controller and chief financial officer before being promoted to vice chairman. Greenwald received a bachelor's degree from Princeton University and a master's degree from Wayne State University. He serves on the boards of Align Aerospace Holdings, Inc., GENCO Distribution System, Inc., Ryan Herco Flow Solutions, Western Peterbilt, Inc. and The Aspen Institute.
Mr. Greenwald is nominated to be a director, because he brings extensive business experience in: the automotive industry; leading large, complex, public companies; strategic planning; and risk management, through his prior professional positions and service on other boards.

3

Marjorie Magner Age: 65
Director of Ally since May 2010. Ms. Magner is a founding member and partner of Brysam Global Partners, a specialized private equity firm that invests in financial services. Previously, she served as chairman and chief executive officer of the Global Consumer Group at Citigroup. In this position, she was responsible for the company's operations serving consumers through retail banking, credit cards, and consumer finance. She earned a bachelor's degree in psychology from Brooklyn College and a master's degree from Krannert School of Management, Purdue University. Ms. Magner also serves on the boards of Accenture Ltd., Gannett Company, Inc., and the Brooklyn College Foundation. She is a member of the dean's advisory council for the Krannert School of Management.
Ms. Magner is nominated as a director, because she brings extensive business experience in: the financial services industry; leading a large, complex, heavily-regulated business; strategic planning; and risk management, through her prior professional positions and current service on other boards.

Mathew Pendo Age: 50
Director of Ally since April 2013. Under the terms of the Stockholders Agreement, Mr. Pendo was designated for nomination to the Ally Board by Treasury. Mr. Pendo is a senior member of the investment banking division at Sandler O’Neill + Partners L.P. based in New York. He is the former Chief Investment Officer of Treasury's Troubled Asset Relief Program (“TARP”). Prior to his two-year tenure with Treasury, he spent seven years as a managing director in investment banking at Barclays Capital including roles as co-head of U.S. investment banking and co-head of global industrials. Prior to Barclays, he spent 18 years at Merrill Lynch in investment banking in New York, Los Angeles, and Palo Alto working with companies in the financial services and technology industries. Mr. Pendo currently serves on the board of directors for the New Canaan Country School, and SuperValu, and previously served on the board of directors for the Collegiate Charter Schools of Brooklyn. He graduated cum laude from Princeton University in 1985 with a degree in economics.
Mr. Pendo is nominated to be a director, because he brings extensive business experience in: investment banking; asset management; financial reporting; strategic planning; and risk management, through his prior and current professional positions and service on another board.

John J. Stack Age: 67
Mr. Stack is a new nominee to the Board. He previously served on the Ally Board and its Audit and Risk and Compliance Committee from April 2010 until April 2013 and currently serves on the board of directors of Ally Bank. Mr. Stack served as chairman and chief executive officer of Ceska Sporitelna, a.s., the largest bank in the Czech Republic, from 2000 to 2007. Prior to that, he spent 22 years in retail banking in various roles at Chemical Bank and then later at Chase Bank. Mr. Stack began his career in government working in staff roles in the New York City Mayor’s Office and then the New York City Courts System. He earned a bachelor’s degree from Iona College and a master’s degree from Harvard Graduate School of Business Administration. Mr. Stack also serves on the boards of Ceska Sporitelna, A.S. (Chairman of the Board; Prague, Czech Republic), Erste Group Bank (Vienna, Austria), and Mutual of America Capital Management (New York).
Mr. Stack is nominated to be a director, because he brings extensive business experience in: the financial services industry; leading large, complex, heavily-regulated institutions; strategic planning; and risk management, through his prior professional positions and current service on other boards.

Michael A. Carpenter Age: 67
Chief Executive Officer of Ally since November 2009 and a member of the Board since May 2009. He oversees all Ally strategy and operations to focus on strengthening the core businesses, while positioning the company for long-term growth. Most recently, he founded Southgate Alternative Investments in 2007. From 2002 to 2006, he was chairman and chief executive officer of Citigroup Alternative Investments overseeing $60 billion of proprietary capital and customer funds globally in various alternative investment vehicles. From 1998 to 2002, Carpenter was chairman and chief executive officer of Citigroup’s Global Corporate & Investment Bank with responsibility for Salomon Smith Barney Inc. and Citibank’s corporate banking activities globally. Carpenter was named chairman and CEO of Salomon Smith Barney in 1998, shortly after the merger that created Citigroup, and led the first ever successful integration of a commercial and investment bank. Prior to Citigroup, he was chairman and CEO of Travelers Life & Annuity and vice chairman of Travelers Group Inc. responsible for strategy and business development. From 1989 to 1994, he was chairman of the board, president, and CEO of Kidder Peabody Group Inc., a wholly owned subsidiary of General Electric Company. From 1986 to 1989, Carpenter was executive vice president of GE Capital Corporation. He first joined GE in 1983 as vice president of Corporate Business Development and Planning and was responsible for strategic planning and development as well as mergers and acquisitions. Earlier in his career, Carpenter spent nine years as vice president and director of the Boston Consulting Group consulting to major companies on corporate strategy and three years with Imperial Chemical Industries of the United Kingdom. Carpenter received a bachelor of science degree from the University of Nottingham, England, and an MBA from the Harvard Business School where he was a Baker Scholar. He also holds an honorary degree of Doctor of Laws from the University of Nottingham. He serves on the boards of Autobytel Inc., U.S. Retirement Partners, and the New York City Investment Fund. Carpenter has been a board member of the New York Stock Exchange, General Signal, Loews Cineplex, and various other private and public companies.
Mr. Carpenter is nominated to be a director, because he brings extensive experience in: banking; capital markets activity; turnarounds; corporate strategy; and risk management; and because he has broad and deep knowledge of all facets of the Company’s operational, financial, and compliance activities in an evolving business and regulatory environment.

Henry S. Miller, who served on the Board since August 2012 as a designee of the Treasury, and Brian MacDonald, who served on the Board since May 2013 as a designee of the Treasury, are each retiring from the Board, effective at the time of the Annual Meeting. Mr. Stack

4

is being nominated for election at the Annual Meeting to fill the vacancy created by Mr. Miller's retirement. It is expected that Mr. Stack will join the Audit Committee once elected to the Board. Mr. Stack was identified as a candidate for Board service by the Board. The Board anticipates filling the remaining vacancy in the future. Each of Mr. Miller and Mr. MacDonald was determined to be independent during his Board service.
THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE PERSONS NOMINATED BY THE BOARD.
BOARD LEADERSHIP STRUCTURE
The positions of Chairman of the Board and the Chief Executive Officer of the Company are held by two individuals. Pursuant to the Governance Guidelines of the Board, the Chairman of the Board is designated by a majority of the full Board from among Ally’s independent directors. Mr. Hobbs serves as the Chairman of the Board and is a non-executive and independent director. Mr. Carpenter is our Chief Executive Officer. The Board believes that separating the roles of Chairman and Chief Executive Officer is currently in the best interest of stockholders because it provides a balance between strategy development and independent oversight of management. The Board will, however, maintain its flexibility to make this determination at any given point in time to provide appropriate leadership for the Company. The Company’s Chairman and other directors bring independent experience and expertise from both inside and outside the Company and industry. The Chief Executive Officer is most familiar with the Company’s business and industry, and most capable of leading the execution of the Company’s strategy.
COMMITTEES

Name	Audit Committee	Risk Committee	CNG Committee
Franklin W. Hobbs		✓	✓
Robert T. Blakely	Chair		✓
Mayree C. Clark	✓	Chair
Stephen A. Feinberg
Kim S. Fennebresque			Chair
Gerald Greenwald		✓
Brian MacDonald	✓
Marjorie Magner		✓	✓
Henry S. Miller		✓
Mathew Pendo	✓
Michael A. Carpenter
The standing committees of the Board are the Audit Committee, the Risk Committee and the CNG Committee.
The Audit Committee has the sole authority to appoint or replace the Company’s independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee also has oversight responsibility for Ally's accounting and financial reporting and internal controls; Ally's independent public accounting firm, including its qualifications, independence and performance; Ally's internal audit function, including the performance and compensation of Ally's general auditor; and, in conjunction with the Risk Committee, the effectiveness of risk management, and Ally's compliance with legal and regulatory requirements.
The Audit Committee meets with representatives of the independent registered public accounting firm and with members of the internal auditing department for these purposes. Each member of the Audit Committee is “independent” as required by Rule 10A-3 of the Exchange Act and under rules of the NYSE, and the Board has determined that all members of the Audit Committee are qualified as “audit committee financial experts,” as defined in Item 407 of Regulation S-K. None of the members of our Audit Committee, other than Mr. Blakely, currently serve on more than three public company audit committees. Mr. Blakely currently serves on the audit committees of four public companies, including Ally. Our Board has discussed with Mr. Blakely the time and effort required to be devoted by Mr. Blakely to his service on these committees and has affirmatively determined that such services do not impair Mr. Blakely’s ability to serve as an effective member of Ally’s Audit Committee.
The Risk and Compliance Committee (the "Risk Committee") has oversight responsibility for risk management programs developed and implemented by management. The Risk Committee assists the Board in setting risk appetite and tolerances, and overseeing management’s responsibility to manage Ally’s risk profile and implement Ally’s risk program, with emphasis on credit, lease residual, market, operational, insurance/underwriting and liquidity risks from both an enterprise and a line of business perspective. Additionally, the Risk Committee assists overseeing management’s responsibility to implement Ally’s compliance program, with emphasis on Ally’s compliance with legal and regulatory requirements.
The CNG Committee oversees the establishment, maintenance and administration of Ally’s compensation plans, including determining the total compensation of the Company’s executive officers. The CNG Committee is also responsible for overseeing Ally’s leadership development and Board and management succession planning programs, recommending appointments to Board committees, and overseeing the evaluation of the Board’s performance. The CNG Committee, without absolving itself of its responsibilities, may delegate authority to individuals or subcommittees in its discretion. Each member of the CNG Committee is “independent” under the rules of the NYSE and Rule

5

10C-1 of the Exchange Act. The Compensation Discussion and Analysis section below contains additional information about the CNG Committee. In carrying out its duties, the CNG Committee has direct access to outside advisors, independent compensation consultants and others to assist it.
Stockholders desiring to recommend candidates for membership on the Board for consideration by the CNG Committee should address their recommendations to: Compensation, Nominating, and Governance Committee of the Board of Directors, c/o Ally Financial Inc., Corporate Secretary, 200 Renaissance Center, Mail Code 482-B09-C24, Detroit, Michigan 48265. Candidates recommended by stockholders are evaluated on the same basis as candidates recommended by Board members, executive search firms or other sources.
Charters for the Audit Committee, Risk Committee and CNG Committee, along with Ally’s Board of Directors Governance Guidelines and the Code of Conduct and Ethics, are available on the Company’s website, http://www.ally.com/about/company-structure/policies-charters/index.html.
RISK MANAGEMENT
The Board exercises risk management oversight both directly and through various Board Committees as discussed below. The Board regularly sets the risk appetite across the Company, and reviews information regarding the Company’s principal risks.
The Board has established the Risk Committee, which has oversight responsibility for risk management programs developed and implemented by management. The Risk Committee assists the Board in setting risk appetite and tolerances, and overseeing management’s responsibility to manage Ally’s risk profile and implement Ally’s risk program, with emphasis on credit, lease residual market, operational insurance/underwriting and liquidity risks from both an enterprise and a line of business perspective. The Risk Committee also assists in overseeing management’s responsibility to implement Ally’s compliance program, with emphasis on Ally's compliance with legal and regulatory requirements. The Company’s CNG Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements as well as risks associated with the independence of the Board and possible conflicts of interest. The Audit Committee has responsibility to oversee the Company’s financial risk exposures, as well as the effectiveness of the Company’s policies and practices with respect to risk assessment and risk management, which it coordinates with the Risk Committee.
While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed about the known risks to the strategy and the business of the Company, including through verbal reports by the committee chairpersons and receiving copies of minutes of committee meetings and by the Chief Executive Officer. The Board’s leadership structure facilitates the Board’s oversight of risk and communication with management. Our independent Chairman and our Chief Executive Officer are each focused on the Company’s risk management efforts.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 2013, none of the members of the CNG Committee (i) was an officer or employee of the Company, (ii) was a former officer of the Company or (iii) had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K.
MEETINGS AND ATTENDANCE
During 2013, there were 16 meetings of the Board, 19 meetings of the Audit Committee, 10 meetings of the Risk Committee, and 13 meetings of the CNG Committee. Attendance for all nominees that are currently directors exceeded 75% of the total number of meetings of the Board and committees on which they served for fiscal 2013, except for Mr. Feinberg who attended less than 75% of the Board’s meetings. Although Mr. Feinberg personally did not attend several meetings, he has been a very active and engaged Board member, having received and commented on Board materials and regularly participating in bi-weekly Board calls. In addition, Lenard Tessler, the Board observer designated by Cerberus pursuant to the Amended and Restated Governance Agreement, dated as of May 21, 2009, and the Stockholders Agreement, dated as of November 20, 2013, attended those meetings and also received all meeting materials.
DIRECTOR COMPENSATION
Employee directors and Mr. Feinberg do not receive any separate compensation for their Board activities. Non-employee directors receive the compensation described below.
For 2013, the annual retainer paid to non-employee directors was $200,000 and was paid entirely in cash. During 2011 and the first quarter of 2012, deferred stock units (“DSUs”) had been included in the program for a portion of the annual retainer as part of planning for a potential initial public offering. By their terms, those DSUs settle upon the director’s departure from the Board. Beginning with the second quarter of 2012, payment of the annual retainer returned to all cash.
An additional retainer of $50,000 is paid to each non-employee director who serves as a chairperson of a standing committee. All non-employee directors who serve as members of committees, including chairpersons of a committee, are paid additional retainers of $20,000 each. The Chairman of the Board receives an additional retainer of $250,000, which is paid in cash, the same as the Board retainer. Meeting fees of $2,000 for each in-person and telephonic meeting are payable when the Board or any committee meets more than eight times per year.
Non-employee directors are reimbursed for travel expenses incurred in conjunction with their duties as directors. Furthermore, Ally will provide the broadest form of indemnification permitted under Delaware law in connection with liabilities that may arise as a result of their role on the Board, provided that the director satisfies the statutory standard of care.

6

The following table provides compensation for non-employee directors who served during fiscal 2013.
2013 Director Compensation Table

Director Name	Fees earned or paid in cash ($) (a) (b) (c)
Robert T. Blakely	338,000
Mayree C. Clark	322,000
John D. Durrett	109,481
Kim S. Fennebresque	296,000
Franklin W. Hobbs	518,000
Marjorie Magner	275,864
John J. Stack	163,286
Henry S. Miller	238,000
Gerald Greenwald	234,042
Brian P. MacDonald	153,755
Mathew Pendo	178,111

(a)	The retainer and fees for our non-employee directors were prorated based on when each director served on the Board and their respective committees.

(b)	As noted above, the non-employee directors’ cash retainer and fees consist of the components in the table below.

(c)
John D. Durrett and John J. Stack also received a cash settlement of outstanding equity awards, made in prior years, equal to $113,585 and $135,419, respectively, upon the departure as directors of Ally.

Director Name	Annual cash retainer ($)	Committee chairperson or member/chairperson of Board fees ($)	Ally Bank Board fees ($)	Additional meeting fees ($)
Robert T. Blakely	200,000	90,000	—	48,000
Mayree C. Clark	200,000	90,000	—	32,000
John D. Durrett	81,233	16,248	—	12,000
Kim S. Fennebresque	200,000	70,000	—	26,000
Franklin W. Hobbs	200,000	290,000	—	28,000
Marjorie Magner	200,000	49,864	—	26,000
John J. Stack	63,699	35,035	52,552	12,000
Henry S. Miller	200,000	20,000	—	18,000
Gerald Greenwald	200,000	20,042	—	14,000
Brian P. MacDonald	117,535	10,220	—	26,000
Mathew Pendo	136,713	13,398	—	28,000
The following table sets forth the aggregate number of DSUs held by each non-employee director at December 31, 2013. Each DSU represents one phantom share of Ally.

Name	Number of DSUs (#)
Robert T. Blakely	4,665
Mayree C. Clark	4,665
Kim S. Fennebresque	4,665
Franklin W. Hobbs	9,965
Marjorie Magner	4,665
In connection with our initial public offering (“IPO”), we adopted the Ally Financial Inc. 2014 Non-Employee Directors Equity Compensation Plan (the “2014 Directors Plan”) which provides for grants of stock options, DSUs and shares of our common stock.
Each non-employee director who was in office as of, and continued in office following, the IPO received a one-time initial award of 4,000 DSUs (with each DSU representing a right to receive the value of one share of our common stock). Each new non-employee director who joins the Board for the first time following the IPO will also receive a one-time initial award of DSUs equal to the quotient of (i) $100,000 divided by (ii) the fair market value of one share of our common stock on the date of such grant. Prior to the grant of any initial award, the committee administering the 2014 Directors Plan has the right to make adjustments to the amount and form of such award.

7

Beginning at our first Annual Meeting of Stockholders following the IPO (i.e., the 2014 Annual Meeting), half of the non-employee directors’ annual retainer will be paid in cash on a quarterly basis and the other half will be paid in the form of DSU awards as follows: Beginning at the 2014 Annual Meeting and at each Annual Meeting of Stockholders thereafter, each non-employee director who is to continue in service following such meeting will receive an annual retainer award of DSUs equal to the quotient of (i) $100,000 divided by (ii) the fair market value of one share of our common stock on the date of such grant. Each non-employee director who joins the Board following the grant date of an annual award but prior to the date of our next Annual Meeting of Stockholders will receive a prorated annual award. Prior to the grant of any annual award or prorated retainer award, the committee administering the 2014 Directors Plan has the right to make adjustments to the amount and form of such award.
Each initial award, annual award and prorated award will vest and settle pursuant to the terms of the applicable award agreement. Currently, initial awards are subject to quarterly vesting over one year from date of grant, annual awards are immediately vested upon grant and all such outstanding awards will settle in shares upon the directors’ termination of service.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
As of June 3, 2014, the following are known to the Company to be the beneficial owners of more than five percent of the Company’s Common Stock:

Name and Address of Beneficial owner	Amount and Nature of Beneficial Ownership	Percentage
U.S. Department of the Treasury 1500 Pennsylvania Avenue Washington, D.C. 20220	75,065,340	15.6%
Third Point LLC 390 Park Avenue, 18th Floor New York, NY 10022	45,629,204	9.5%
Persons affiliated with Cerberus Capital Management, L.P. c/o Cerberus Capital Management, L.P. 299 Park Avenue, 22nd Floor New York, New York 10171	41,516,294	8.7%
STOCKHOLDERS AGREEMENT
On March 25, 2014, Ally, Cerberus and Treasury entered into the Stockholders Agreement, which became effective on April 15, 2014, in order to memorialize certain corporate governance matters of Ally following the Company’s initial public offering. The Stockholders Agreement provides that so long as (a) Treasury holds at least 9.9% of the shares of Ally’s outstanding common stock, Treasury will have the right to designate one nominee to Ally’s Board; provided that for this 2014 Annual Meeting, Treasury agrees to select its nominee from among its existing designees. In addition, so long as Cerberus and its affiliates hold at least 5% of the shares of Ally’s outstanding common stock, Cerberus will have the right to designate one nominee to Ally’s Board, provided that Cerberus’s right to designate a nominee will be deemed fulfilled if Mr. Stephen A. Feinberg remains a member of Ally’s Board and, with his written consent, is renominated by the Company as a nominee at each subsequent election of directors. In addition, for so long as Cerberus and its affiliates hold any share of Ally’s outstanding common stock, they will be entitled to appoint one non-voting observer to the Board. Additionally, for so long as Treasury and its affiliates hold at least 9.9% of Ally’s then outstanding common stock, Treasury will be entitled to appoint one non-voting observer to the Board. Pursuant to its terms, the Stockholders Agreement will terminate and be of no further force or effect upon the earliest of (i) the date that Treasury ceases to hold at least 9.9% of Ally’s common stock, (ii) with respect to Cerberus, the date Cerberus and its affiliates cease to own any of Ally’s common stock, and (iii) the date of a written agreement of Ally, Treasury and Cerberus.
Voting Agreement
In connection with Ally’s initial public offering, Ally and Treasury entered into a voting agreement, which became effective on April 15, 2014, that provides that Treasury will vote its shares of Ally common stock at any meeting (whether annual or special) with respect to each matter on which common stockholders are entitled to vote (other than certain designated matters) in the same proportion as all other shares of the common stock are voted with respect to each such matter. Designated matters are (i) the election and removal of directors, (ii) the approval of any merger, consolidation, statutory share exchange or similar transaction that requires the approval of Ally’s stockholders, (iii) the approval of a sale of all or substantially all of Ally’s assets or property, (iv) the approval of Ally’s dissolution, (v) the approval of any issuance of Ally’s securities on which common stockholders are entitled to vote, (vi) the approval of any amendment to Ally’s amended and restated certificate of incorporation or bylaws on which common stockholders are entitled to vote and (vii) the approval of any other matters reasonably incidental to clauses (i) through (vi) as determined by Treasury. The rights, restrictions, and obligations under the voting agreement shall terminate when Treasury beneficially owns less than 2% of the shares of Ally common stock then issued and outstanding.
SECURITY OWNERSHIP OF MANAGEMENT
The following table sets forth information, as of June 3, 2014, concerning the number of shares of Common Stock and Restricted Stock Units of the Company beneficially owned by all directors and nominees, each of the Named Executive Officers, and directors and executive officers as a group. Each of the individuals listed in the following table owns less than 1 percent of the outstanding shares of Common Stock; and all directors and officers as a group own less than 1 percent of the outstanding shares of Common Stock. The persons named have furnished this information to us.

8

Name	Shares of Common Stock Beneficially Owned		Stock-Settled Deferred Stock Units Beneficially Owned(a)
Franklin W. Hobbs	5,000		10,965
Robert T. Blakely	—		5,665
Mayree C. Clark	—		5,665
Stephen A. Feinberg	—	(b)	—
Kim S. Fennebresque	—		5,665
Gerald Greenwald	—		1,000
Brian P. MacDonald	—		1,000
Marjorie Magner	1,700		5,665
Henry S. Miller	10,000		1,000
Mathew Pendo	—		1,000
John J. Stack	4,000		—
Michael A. Carpenter	—		—
Jeffrey J. Brown	—		—
James G. Mackey (c)	—		—
Barbara Yastine	5,000		—
William F. Muir	—		—
William Solomon	—		—
Directors and executive officers as a group	26,700		37,625

(a)	Each Stock-Settled Deferred Stock Unit represents a vested stock-settled unit or a stock-settled unit that will vest within 60 days of June 3, 2014.

(b)
Mr. Feinberg does not directly own any shares of Common Stock of Ally. Funds and accounts affiliated with Cerberus Capital Management, L.P. (the "Cerberus Funds") own 41,516,294 shares of the Common Stock. Mr. Feinberg, through one or more intermediate entities, exercises sole voting and dispositive control with respect to all shares of the Common Stock held by the Cerberus Funds.

(c)
On September 25, 2013, then chief financial officer James Mackey notified us that he would depart the company for another career opportunity, effective November 8, 2013. Ally subsequently appointed Christopher Halmy, then corporate treasurer, as chief financial officer, effective November 89, 2013.

The beneficial ownership reported in the preceding table does not include the equity-based awards held by our active NEOs. The following table shows the number of DSUs and IRSUs held by our active NEOs as of June 3, 2014. The numbers of IRSUs include both vested and unvested IRSUs. Both DSUs and IRSUs are settled in cash based on the fair market value of Ally common stock. For further information, refer to the "Executive Compensation" section below.

Name	Number of DSUs	Number of IRSUs	Total Number of DSUs and IRSUs
Michael A. Carpenter	710,771	64,226	779,997
Jeffrey J. Brown	157,626	47,176	204,802
Barbara Yastine	189,454	30,645	220,099
William F. Muir	139,906	39,434	179,340
William Solomon	74,222	19,987	94,209
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Reporting obligations imposed by Section 16(a) of the Securities Exchange Act of 1934 did not apply to Ally’s directors, executive officers and beneficial owners of more than 10% of Ally’s Common Stock during fiscal 2013.
REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS AND CODE OF CONDUCT AND ETHICS
Executive officers and directors are governed by the Company’s Code of Conduct and Ethics, which provides that waivers may only be granted by the Board to executive officers. Under the Company's Bylaws, if any officer or director has an actual or potential conflict of interest as against Ally, he or she must disclose such conflict to Ally’s legal staff and, in the case of directors, to the Board, and any such conflict must be addressed in accordance with applicable legal requirements.
No transactions with related persons required to be disclosed under Item 404(a) of Regulation S-K are currently proposed. The Company's written related party transaction policy applies to directors, nominees for election to the Board, executive officers, beneficial owners of 5% or more of the Company's voting securities and their respective immediate family members (each a "Related Person"). Under the Company's policy, all transactions involving the Company in which a Related Person has a direct or indirect material interest must be reviewed by the Company's General Counsel, and if disclosable under Item 404(a) of Regulation S-K, the General Counsel must refer the transaction for review by the Board or a committee of the Board. In reviewing Related Person transactions, the Board or committee considers relevant facts and circumstances, including, without limitation, the commercial reasonableness of the terms, the benefit and perceived benefit

9

(or lack thereof) to the Company, nature and opportunity costs of alternate transactions, the materiality and character of the Related Person's direct or indirect interest, and the actual or potential conflict of interest of the Related Person.
At December 10, 2013, General Motors Company’s (“GM”) ownership interest in Ally Common Stock was reduced to zero. However, prior to this time during fiscal 2013, GM was a related person for the purposes of Item 404(a) of Regulation S-K. Below are descriptions of applicable related party transactions with GM for the full year ended December 31, 2013.
Ally provides various products and services to GM on terms comparable to those it provides to third parties. Except as described below, Ally currently expects to continue to provide these services to GM on an ongoing basis. These products and services include the following:

•
Ally provides wholesale and term-loan financing to dealerships that are either wholly owned by GM or in which GM has a controlling interest. The majority of these dealerships are located in the United States. At December 31, 2013, finance receivables and loans to dealerships owned or majority-owned by GM totaled $136 million.

•	Ally provided operating leases to GM-affiliated entities for buildings during 2013, and the income statement effect of lease revenues was $2 million during the year ended December 31, 2013.

•
Ally has other lease arrangements whereby Ally leases facilities to GM whereby Ally has advanced $1 million. There was not an income statement effect for leasing revenues under these arrangements for the year ended December 31, 2013.

•	Ally provides insurance to GM for certain vehicle service contracts. Ally has recognized insurance premiums for that coverage of $77 million for the year ended December 31, 2013.

•
GM may elect to sponsor financing incentive programs for wholesale dealer financing, which is known as wholesale subvention. The income statement effects of wholesale subvention and service fees was $63 million for the year ended December 31, 2013.

•
Ally provides certain other services to GM for which they reimburse Ally. The income statement effect for these services was $17 million for the year ended December 31, 2013. The corresponding accounts receivable balance was $2 million at December 31, 2013.

GM historically has provided a variety of support services for Ally’s business, and Ally reimburses GM for the costs of providing these services. In addition, GM supports Ally by reimbursing Ally for certain programs it has with its customers or for expenses Ally may experience due to their business operations. The services GM provides Ally, including reimbursement arrangements, include:

•
GM may elect to sponsor incentive programs (on both retail contracts and leases) by supporting financing rates below standard rates at which Ally purchases retail contracts. In addition, under residual support programs, GM may upwardly adjust residual values above the standard lease rates. The subvention related receivables were $119 million at December 31, 2013.

•
GM provides lease residual value support as a marketing incentive to encourage consumers to lease vehicles. Examples of incentives include rate support and residual support in the form of an upfront cash payment to Ally, which reduces Ally’s base in the operating lease asset, thus requiring less depreciation expense over the life of the lease. The income from GM residual support was $15 million for the year ended December 31, 2013.

•	GM provides financing rates below standard rates at which Ally purchases contracts (rate support). The revenue from GM for rate support was $513 million for the year ended December 31, 2013.

•
GM occasionally provides payment guarantees on certain commercial and dealer loans and receivables Ally has outstanding. The amount of commercial and dealer loans and receivables covered by a GM guarantee was $45 million at December 31, 2013.

•
GM provides Ally with certain other services and facilities services for which Ally reimburses them. The income statement effect for these services was $91 million for the year ended December 31, 2013.

•	Ally has accounts payable to GM that include wholesale settlement payments to GM and notes payable. The balances outstanding for accounts payable was $55 million for the year ended December 31, 2013.
EXECUTIVE COMPENSATION
Corporate Governance and Related Disclosures
The Compensation, Nominating, and Governance Committee
The CNG Committee (sometimes referred to in this “Execution Compensation” section as the “Committee”) is a committee of the Ally Board consisting of the following four non-employee independent directors: Kim S. Fennebresque (Committee Chairman), Robert T. Blakely, Franklin W. Hobbs and Marjorie Magner.
Pursuant to its Charter, the Committee is responsible for the following, among other things:

•
Discharging the Board's responsibilities with respect to the establishment, maintenance and administration of Ally's compensation plans, including determining the total compensation of the Chief Executive Officer and other executive officers plus other senior

10

executives designated by the Committee as under its purview;

•	Overseeing Ally's leadership development and succession planning programs;

•	Identifying qualified individuals for membership on the Board (consistent with criteria approved by the Board) and to recommend to the Board the director nominees;

•	Reviewing and recommending to the Board the director compensation for service on the Board;

•	Leading the Board and its committees in their annual self-evaluation and the annual review of the Board's performance;

•	Developing and recommending to the Board a corporate governance policy for the Board, and overseeing Ally's corporate governance procedures and practices related to the Board; and

•	Performing any and all duties required of it under applicable laws, rules, regulations, regulatory guidance, or other legal authority.
Compensation, Nominating, and Governance Committee Process
Ally's executive compensation programs are administered by the Committee. During 2013, the Committee met 13 times.
Subject to the requirements of TARP, the Committee determines the compensation of senior executives under its purview, including the compensation of our named executive officers ("NEOs", who are also our Senior Executive Officers ("SEOs") for purposes of TARP). In making its determination for senior executives other than the Chief Executive Officer, and in making changes to our executive compensation program, the Committee considers the recommendations of the Chief Executive Officer. The Committee determines the compensation of the Chief Executive Officer without recommendations from the Chief Executive Officer or other management. The Committee has delegated to the Chief Executive Officer the authority to determine cash and equity compensation for executives other than for the approximately 25 highest-compensated employees ("Top 25") and other select senior executives as determined by the Committee. The Committee also meets periodically in executive session without the presence of any members of management. The Committee seeks the input of Ally’s Risk Management functions and, in its deliberations on compensation related issues, it also consults with the chairperson of the Board’s Risk and Compliance Committee and Audit Committee.
 Frederic W. Cook & Co., Inc. ("Cook") served as an independent advisor to the Committee during 2013. Cook reports directly to the Committee and provides ongoing advice with respect to the plans and programs covering the executives, including our NEOs and non-employee directors, for which the Committee is responsible. Cook reviews all materials developed by management in advance of Committee meetings, provides advice and recommendations concerning changes to our plans and programs, as well as information on market practices and trends, and attends meetings of the Committee. Cook undertakes no separate work for Ally.
Ally management engaged Pearl Meyer & Partners ("Pearl Meyer") to provide consulting assistance on matters pertaining to executive compensation, including a competitive assessment of the compensation paid to Ally’s Chief Executive Officer, an updated competitive assessment of the compensation for Ally’s 25 highest-compensated executives requested by the Office of the Special Master for TARP Executive Compensation ("Special Master"), and consulting related to a post-TARP compensation framework.
Compensation, Nominating, and Governance Committee Report
The Committee has reviewed and discussed with Ally management the Compensation Discussion and Analysis and, based on that discussion, recommended it to the Ally Board of Directors for inclusion in the Company’s Proxy Statement.
The Committee, with the assistance of Ally's Risk Management and Human Resource functions, conducts assessments of the risks associated with Ally's compensation policies and practices every six months as required by TARP. To complete such assessments, in 2013 the Committee followed a process that consisted of the following: (1) ranking plans in a tiered system based on each plan's potential to encourage risk taking as determined by the nature of the activities engaged in by participants as well as the size of the potential payout; (2) identifying risk mitigators built into each plan such as caps, clawback features, and mandatory deferrals; and (3) implementing as necessary additional risk mitigators or controls in plans.
Based on the risk assessments conducted during 2013, the Committee concluded that (1) the SEO compensation programs do not encourage excessive and unnecessary risk taking that could threaten the value of Ally; (2) other employee compensation plans do not encourage unnecessary or excessive risk taking that could threaten the value of the Company, or reward short‑term results to the detriment of long-term value creation; and (3) Ally's compensation programs do not encourage the manipulation of reported earnings.
The Committee, with the assistance of the Company's senior risk officers, will continue to assess the risks associated with Ally's compensation plans every six months and take necessary steps to identify and eliminate any features that may unnecessarily expose Ally to risks or encourage manipulation of reported earnings.
The Compensation, Nominating, and Governance Committee certifies that:

•
It has reviewed with senior risk officers the SEO compensation plans and has identified and limited features to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of Ally.

11

•	It has reviewed with senior risk officers the employee compensation plans and has identified and limited features as it deemed necessary to ensure that Ally is not exposed to unnecessary risks.

•	It has reviewed the employee compensation plans to eliminate any features in these plans that would encourage the manipulation of reported earnings of Ally to enhance the compensation of any employee.
THE COMPENSATION, NOMINATING, AND GOVERNANCE COMMITTEE

Kim S. Fennebresque (Committee Chairman)
Robert T. Blakely
Franklin W. Hobbs
Marjorie Magner
Compensation Discussion and Analysis
Introduction
For the full year 2013, Ally reported net income of $361 million. From a core business results perspective in 2013, Ally grew net financing revenue 36%, reduced cost of funds by approximately 40 basis points, grew automotive earning assets 8%, and increased retail deposits at Ally Bank by $8.1 billion, resulting in balances increasing 23% year over year.
In addition to positive core business trends, 2013 brought about the conclusion of several strategically important events, including:

•	bolstering the common capital through a $1.3 billion common equity raise;

•	achieving financial holding company status;

•	receiving confirmation of the Residential Capital, LLC ("ResCap") bankruptcy plan;

•	completing the sales of nearly all international operations;

•	receiving credit ratings upgrades;

•	receiving a non-objection to the revised Comprehensive Capital Analysis and Review ("CCAR") plan; and

•	repurchasing $5.9 billion of mandatorily convertible preferred stock from Treasury.
Executive Compensation Limitations
In connection with our participation in TARP, certain determinations of the Special Master, and other laws and regulations, Ally is subject to certain limitations on executive compensation, the most significant of which are:

•	Cash salaries are limited based on the determination of the Special Master;

•	The majority of an SEO's compensation paid in equity that must be held long-term;

•	Any incentive compensation granted must be in the form of long-term restricted equity that is granted contingent on performance and paid out after incremental TARP repayments;

•	Perquisites and “other” compensation capped at $25,000, with limited exceptions;

•	Suspension of the accrual of benefits under supplemental executive retirement plans;

•	Prohibition on incentives for SEOs that could cause them to take unnecessary or excessive risks;

•
Clawback of any bonus or incentive compensation paid to an SEO based on statements of earnings, revenues, gains, or other performance criteria that are later found to be materially inaccurate, is based on erroneous data that resulted in an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws within the three years prior to payment, or is found to require repayment under the provisions of any other Federal law or regulation that may govern the Company's executive compensation; and

•	Prohibition on any severance payable to the SEOs and the next five most highly compensated employees.
Ally Compensation Program Overview and Philosophy
Working within the limitations imposed on our executive compensation by TARP, the most significant of which are summarized above, Ally's compensation philosophy has been, and continues to be, that there should be a strong linkage between compensation and performance. We believe compensation should:

12

•	Align with long-term value creation for our stockholders;

•	Provide appropriate incentives based on individual, business, and Company performance;

•	Encourage prudent, but not excessive risk taking;

•	Provide a total compensation opportunity competitive with market practice; and

•	Be internally equitable for the relative value of the employee's position at Ally.
In addition, our compensation plans are intended to achieve performance enabling us to complete the repayment to the U.S. taxpayers as quickly as practicable.
Ally supports the compensation principles underlying the TARP compensation rules, and we believe our compensation philosophy is consistent with the TARP compensation principles. The Special Master has required that the majority of compensation for NEOs and the next 20 highest-compensated employees be in the form of long-term stock or stock units, that such stock or stock units should be held for specified minimum periods of time, and that any incentive payments should be subject to recoupment if paid based on information that is subsequently found to be materially inaccurate. The Company and the Committee fully support and have implemented these principles for our NEOs and the next 20 highest-compensated employees.
Refer to the Long-term Equity-based Incentives section for a discussion of the long-term stock awards that are granted to our NEOs.
The Pay Process for 2013
For 2013, the total compensation opportunity for the NEOs was determined by the Special Master, following review and approval of recommended total direct compensation levels for each of the NEOs by the Committee. As part of the process for developing pay recommendations for submission to the Special Master, the Committee approved individual performance objectives for awarding long-term incentive restricted stock units ("IRSUs") at year-end.
Assessing Ally Compensation Competitiveness
We compare our total direct compensation against a peer group of other comparably sized financial services companies with whom we compete for business and senior executive talent. We use publicly available reported pay data from a peer group of companies approved by the Committee to conduct the competitive assessment for the Chief Executive Officer and principal financial officer positions. For the other NEO and senior executive positions, we use market survey data from several survey sources to conduct the competitive assessments. Wherever practical, the market surveys include companies that are part of the peer group approved by the Committee.
For the 2013 competitive assessments, the peer group approved by the Committee in 2011 continued to be used. The current peer group consists of the ten financial services companies listed below:

•	BB&T	•	KeyCorp	•	U.S. Bancorp

•	Capital One Financial	•	PNC Financial	•	Wells Fargo

•	Discover	•	Regions Financial

•	Fifth Third Bancorp	•	SunTrust Banks
Updated 2013 survey data used for the remaining NEOs and other senior executives came from one or more survey sources, including the Hewitt Total Compensation Measurement™ ("TCM™") database, the Towers Watson Executive Financial Services survey, the McLagan Partners Investment Management survey, the McLagan Partners Fixed Income Sales and Trading survey, and the McLagan Partners Treasury and Asset Liability Management survey. Because multiple survey sources are used and not all survey participants provide data for each of the remaining NEOs, it is not possible to list the survey participants included in our competitive data analyzed for positions other than the Chief Executive Officer and the principal financial officer.
For executives below the Top 25 whose pay is not determined by the Special Master, our compensation philosophy is to set base salaries and employee benefits at median competitive levels and to set annual incentive compensation to deliver total annual cash and equity compensation up to or exceeding the 75th percentile when warranted by achievement of aggressive performance goals and top quartile competitive performance. If annual performance goals are not achieved, annual incentive compensation is reduced or eliminated, and total annual cash and equity compensation falls to below the market median. The size of long-term equity-based incentive awards relative to total compensation is set annually to ensure senior management maintains an appropriate level of long-term balance in their total compensation and to achieve individual differentiation of total compensation based on performance considerations and retention needs.
Due to the pay restrictions applicable to the NEOs under TARP, including limitations on incentive compensation, total direct compensation rather than individual elements of pay (i.e., base salary, annual incentives, and long-term incentives) is set to be competitive.
The Committee sets proposed total direct compensation levels for each of the NEOs based on his or her job responsibilities. Once the Committee determines and approves the proposed compensation packages for the NEOs, they are submitted to the Special Master for approval. The Special Master then reviews the proposed packages to determine whether they are aligned with TARP requirements and set at

13

appropriate market levels. The Special Master subsequently issues a Determination Letter, specifying the final design and allocation of total pay approved for the NEOs. At the end of the year, with the exception of 2012 (and 2014 if TARP still applies) for which there was (or is) no incentive compensation included in the NEO pay packages, the Committee generally reviews the performance of the NEOs relative to their individual objectives and determines the percentage of incentive compensation (i.e., the IRSUs), if any, eligible to be awarded to each NEO.
Role of Management in Compensation Decisions
Compensation recommendations for the NEOs other than the Chief Executive Officer are presented to and discussed with the Committee by the Chief Executive Officer. The Committee then determines and approves the proposed compensation for the NEOs, which is submitted to the Special Master for final approval.
The Committee determines and approves the compensation of the Chief Executive Officer without the recommendation of management.
Components of Ally Compensation Program
Special Master's 2013 Determination Letter
Pursuant to Treasury’s Interim Final Rule on TARP Standards for Compensation and Corporate Governance, the Special Master determined the compensation structure for the NEOs for 2013. For 2012, the Special Master issued a Supplemental Determination Letter that the portion of total compensation previously in the form of long-term IRSUs would be payable as equity based salary in the form of deferred stock units ("DSUs") under a modified compensation structure more appropriate for the strategic business issues resulting from the 2012 bankruptcy filing of our former mortgage subsidiary. The modified structure continued to be in place for the first half of 2013, after which, under the Special Master’s 2013 Determination Letter, IRSUs were again included in the compensation program for NEOs and the next 20 highest-compensated employees.
The compensation structure for the Top 25 approved by the Special Master in 2013 and then adopted by the Committee is as follows:

•	No increase in cash salaries for any Top 25 employee.

•	DSUs earned by the Chief Executive Officer in 2013 are payable in three equal, annual installments beginning on the first anniversary of grant.

•	For other Top 25 employees, DSUs earned in 2013 are payable in three equal installments: the first on the final payroll date of 2013, the second ratably over 2014 and the third ratably over 2015.

•
Ten percent of Ally’s compensation opportunities, effective July 1, 2013, should be in the form of long-term incentive awards payable upon the achievement of specified, objective performance criteria provided to the Special Master and vested after three years of service. Even if vested, as required by the Interim Final Rule, all IRSU awards may be paid only in 25% installments as Ally repays its TARP obligations in 25% increments, and will otherwise be forfeited.

The 2014 compensations structure for the Top 25, as approved by the Special Master in her 2014 Determination Letter (issued on April 2, 2014), is generally the same as the 2013 compensation structure, except that, in line with Ally’s request, long-term incentive awards will not be a part of the 2014 compensation for the Top 25.
Cash Base Salary
Under our compensation philosophy, base salary is intended to provide a predictable level of compensation that is competitive in the marketplace for the position responsibilities and individual skills, knowledge, and experience of each executive. However, the pay restrictions under TARP significantly limit the form and amount of cash base salary paid in 2013. As a result, a significant portion of total direct compensation is delivered in the form of equity-based salary (see Equity Salary below). Beginning in March 2010, all of the Chief Executive Officer’s salary has been equity-based.
The following table shows cash base salaries paid to the NEOs in 2013.

NEO	Cash ($)
Michael A. Carpenter	—
Jeffrey J. Brown	600,000
Barbara Yastine	600,000
William Muir	600,000
William Solomon	500,000
James G. Mackey	477,886

14

Equity Salary
The following table shows equity salaries and total salaries paid to the NEOs in 2013.

NEO	Equity (Deferred stock units) ($)	Total Cash and Equity Salary ($)
Michael A. Carpenter	9,025,000	9,025,000
Jeffrey J. Brown	3,577,997	4,177,997
Barbara Yastine	4,327,989	4,927,989
William Muir	3,200,450	3,800,450
William Solomon	1,713,950	2,213,950
James G. Mackey	2,081,456	2,559,342
Equity salary is delivered in the form of DSUs, which are immediately vested, but are subject to restrictions under TARP on the timing of payout. Except for the Chief Executive Officer, DSUs and deferred cash earned in 2013 will be payable in three equal installments: the first on the final payroll date of 2013, the second ratably over 2014 and the third ratably over 2015. DSUs earned by the Chief Executive Officer in 2013 are payable only in three equal, annual installments beginning on the first anniversary of grant. See Nonqualified Deferred Compensation table below.
Annual Cash Incentives
All NEOs were ineligible to receive annual cash incentives in 2013 due to restrictions under TARP and will continue to be ineligible for as long as the TARP restrictions on executive compensation are in place.
Long-term Equity-based Incentives
For 2013, the Special Master determined that 10% of compensation effective July 1, 2013, should be paid as long-term equity-based incentives in the form of IRSUs to have an incentive compensation component in the total direct compensation opportunity for our NEOs, and to provide retention and alignment with stockholder interests. Due to the restrictions under TARP, grants of long-term IRSUs are the only incentive compensation permitted for the NEOs and the next 20 highest-compensated employees.
The long-term IRSU awards granted in 2013 to the Top 25 vest two-thirds after two years from the date they were granted and in full three years from the date they were granted. After the vesting requirement is met, the NEOs will receive payouts as the Company repays its TARP obligations. Payouts will be made in 25% increments based on the percentage of TARP obligations that have been repaid, as determined in accordance with the established guidelines for determining “repayment”. As of December 31, 2013, Ally had repaid 75% of its TARP obligations, as determined in accordance with the established guidelines. Therefore, 75% of IRSUs granted will be immediately payable to recipients upon the vesting dates.
As noted above, no long-term IRSU awards will be granted to the Top 25 in 2014.
Incentive Compensation Determination for the NEOs
For 2013, the Special Master determined that commencing July 1, 2013, 10% of Ally’s compensation structure should be in the form of long-term incentive awards. As noted above, IRSU awards are the only permitted incentive compensation for the NEOs. Individual goals and objectives related both to Ally performance and individual performance including the performance of the individual's business unit or function were set for the awarding of incentive compensation at year-end.
Based on its reviews of Ally and individual performance, the Committee granted the IRSU awards to the NEOs in December 2013 as indicated in the Summary Compensation Table. The value of each IRSU award granted was determined at the end of the year primarily based on the 2013 performance of Ally relative to Company objectives and accomplishments and the Committee's judgment of how each NEO performed relative to his or her individual objectives, including adherence to standards set by Ally's risk, audit, model validation, loan review and compliance functions. In its determination process, the Committee did not employ any formula or quantitative adjustment methodology, but relied instead on its overall assessment of the individual's performance against stated objectives and its subjective judgment regarding the individual's contribution to the Company's annual performance. Forms of compensation other than IRSUs were not affected by these reviews since they were set at the permitted levels in accordance with the applicable TARP restrictions on executive compensation.
The significant 2013 performance objectives and accomplishments for Ally are discussed in the Chief Executive Officer Compensation section below. Each NEO was responsible for various contributions to achieve these enterprise-wide objectives. Below is a listing of the overall responsibilities of each NEO, along with the NEO's significant individual 2013 performance objectives and applicable 2013 accomplishments. In addition to the performance objectives and accomplishments listed below, in determining the incentive compensation amounts for the NEOs, the Committee also considered the overall financial performance of Ally for 2013.
Chief Executive Officer Compensation
Michael A. Carpenter — Chief Executive Officer of Ally since November 2009 and a member of the Ally Board of Directors since May 2009. Mr. Carpenter oversees all Ally strategy and operations to focus on strengthening the core businesses, accelerating repayment of Treasury’s investment and driving toward near-term TARP exit. The 2013 performance objectives and accomplishments for Mr. Carpenter are

15

included in the table below. In making the incentive compensation award determination for Mr. Carpenter, the Committee considered the performance objectives and accomplishments of Ally.

2013 Performance Objectives	2013 Accomplishments
Continue to grow our leading automotive services operation	Increased consumer automobile financing originations for new and used vehicles
Honored with 2013 Auto Finance Excellence Award by Auto Finance News for success and contributions to the automotive finance industry
Grow Ally Bank by building upon its unique consumer value proposition	Achieved strong deposit growth and high CD retention rates at Ally Bank
Ally Bank was named Money Magazine Best Online Bank for the third consecutive year
Complete the sale and separation of legacy businesses to reduce risk and best position the company to thrive	ResCap’s bankruptcy process has been completed and Ally’s legacy mortgage issues have been largely addressed
Improve competitiveness through lower funding costs and enhanced balance sheet management	Improved cost of funds through reduction in high cost unsecured debt and increased deposits
Position Ally to repay Treasury as soon as practical	Repaid $5.9 billion to Treasury in November leading to a total repayment of $12.3 billion thus far, reflecting more than 70% of the investment made in the Company
Other NEO Compensation
Mr. Carpenter, in consultation with the Committee and the Board, established the priorities for Ally and each NEO at the beginning of the year. Each is a member of the Management Council, a group that is responsible for the strategic direction and overall performance of the Company. Each NEO plays a key role in the stewardship and overall success of Ally and achievement of Ally's established performance objectives. Therefore, the 2013 Ally accomplishments outlined in the Chief Executive Officer Compensation section above were the main deciding factors in determining the incentive compensation awards provided to each NEO for 2013. In addition to the accomplishments of Ally, the Committee also considered each NEO's individual accomplishments discussed below in a non-formulaic manner. When awarding incentive compensation to individual NEOs, the Committee is limited in the awards that can be granted as governed by the TARP compensation rules discussed above. Mr. Mackey was ineligible for a 2013 performance review and incentive compensation as he left the Company prior to year end.
Jeffrey J. Brown — President and Chief Executive Officer of Dealer Financial Services since March 2014. Prior to assuming this role, Mr. Brown served since June 2011 as Senior Executive Vice President of Finance and Corporate Planning of Ally. For fiscal year 2013, Mr. Brown oversaw the finance, treasury and corporate strategy activities of the Company. In making the incentive compensation award determination for Mr. Brown, the Committee considered the performance objectives and accomplishments of Ally. The significant additional 2013 performance objectives and accomplishments for Mr. Brown are included in the table below.

2013 Performance Objectives	2013 Accomplishments
Enhance strategic flexibility for Ally	Received $8.4 billion in proceeds related to the sale of the international operations
Completed a private placement of $1.3 billion in Ally common stock
Received a non-objection from the Federal Reserve to the Comprehensive Capital Analysis and Review (CCAR)
Lead substantial repayment of TARP	Completed the repurchase of the Mandatory Convertible Preferred securities held by Treasury and the settlement of the share adjustment provision, which led to the repayment of $5.9 billion
Drive improved funding and operational costs	Continued reduction of cost of funds through enhanced balance sheet management
Barbara Yastine — Chief Executive Officer and President of Ally Bank since May 2012. Ms. Yastine also continues as chairperson of Ally Bank, a position she assumed when she joined Ally in 2010. In making the incentive compensation award determination for Ms. Yastine, the Committee considered the performance objectives and accomplishments of Ally. The significant additional 2013 performance objectives and accomplishments for Ms. Yastine are included in the table below.

16

2013 Performance Objectives	2013 Accomplishments
Grow retail deposits	Retail deposits grew by more than 20 percent
Total deposits now represent more than 40 percent of Ally’s funding profile
Increase customer base	Customer base grew 30 percent year-over-year
Risk framework and controls	Continued to maintain strong risk culture, with emphasis on transparency and teamwork, addressing issues quickly and aggressively
William Muir — President of Ally Financial Inc. since 2004. Mr. Muir oversees the Company's automotive finance, insurance, vehicle remarketing, and service operations. Mr. Muir is also a member of the Ally Bank board of directors. In making the incentive compensation determination for Mr. Muir, the Committee considered the performance objectives and accomplishments of Ally. The significant additional 2013 performance objectives and accomplishments for Mr. Muir are included in the table below.

2013 Performance Objectives	2013 Accomplishments
Capitalize on opportunities in the automotive finance business	Ally’s industry leading automotive finance franchise remained well positioned, despite significant competition
Strong automotive net financing revenue growth
Strengthen and grow dealer relationships with Ally’s leading insurance operations	Growth in the number of dealers participating in Ally’s insurance services
William Solomon — General Counsel of Ally since 1999. Mr. Solomon is responsible for providing all legal services to Ally through the oversight of outside counsel and staff. In making the incentive compensation award determination for Mr. Solomon, the Committee considered the performance objectives and accomplishments of Ally. The significant additional 2013 performance objectives and accomplishments for Mr. Solomon are included in the table below.

2013 Performance Objectives	2013 Accomplishments
Provide effective legal support for all strategic business initiatives	Supported the sale of the discontinued international businesses
Supported the conclusion of the ResCap bankruptcy
Risk framework and controls	Managed completion of two-year review of business operations for legal risk assessments
Reduce cost of obtaining outside legal services	Oversaw various alternative fee and counsel management programs for ad hoc projects and routine matters
Benefits and Perquisites
We provide our NEOs with health and welfare benefits under the broad-based program generally available to all of our employees. This allows them to receive certain benefits that are not readily available to individuals except through an employer and to receive certain benefits on a pretax basis. Our benefit program includes the Ally Retirement Savings Plan. We provide the savings plan in lieu of higher current cash compensation to ensure that employees have a source of retirement income and because these plans enjoy more favorable tax treatment than current compensation. Under this plan, employee contributions of up to 6% of salary were matched 100% by Ally. The plan also provided a 2% nonmatching contribution on both salary and annual cash incentives, which fully vests after the individual has been employed for three years, and a 2% nonmatching discretionary contribution on salary in light of the Company's 2013 performance.
Ally suspended nonqualified contributions to its Retirement Savings Plan in 2009 and did not make any additional nonqualified contributions in 2013. Therefore, employer contributions for 2013 were made only under the qualified portion of the plan which limits contributions as required by the Internal Revenue Code.
In addition to broad-based benefits, the NEOs receive limited additional benefits and perquisites so that the Company can remain competitive in attracting and retaining executive talent. For 2013, in accordance with the TARP restrictions, the total value of these perquisites and additional benefits was capped at $25,000 per NEO.

17

Long-term Compensation Structure
Based on the compensation structure for 2013, long-term equity-based compensation, represented by DSUs and IRSUs, comprises a significant portion of each NEO's total compensation. The long-term equity-based portion of total compensation for each NEO and its associated percentage of total compensation for 2013 are as follows:

	Total compensation ($)	Long-term equity-based compensation
Name		Dollar amount awarded ($)	Percent of total compensation (%)
Michael A. Carpenter	9,547,517	9,500,000	99.5%
Jeffrey J. Brown	4,428,824	3,797,892	85.8%
Barbara Yastine	5,216,583	4,587,357	87.9%
William Muir	4,032,411	3,400,000	84.3%
William Solomon	2,367,076	1,830,000	77.3%
James G. Mackey	2,585,578	2,081,456	80.5%
Employment Agreements and Severance
Ally currently has no employment agreement with any of the NEOs.
As a condition to participating in TARP, Ally's NEOs and the next five most highly compensated employees are not eligible for any severance in the event of termination of employment. These restrictions apply until Ally repays its TARP obligations.
Clawback Provisions
In connection with the risk assessment Ally conducted in 2013, the Company has reviewed all of its incentive compensation programs to ensure they include language allowing the Company to recoup incentive payments made to recipients in the event those payments were based on financial statements that are later found to be materially inaccurate. Incentive plans that did not include such language were revised to allow for incentive payments to be recovered. A recipient who fails to promptly repay Ally under such circumstances is subject to termination of employment.
Post-TARP Compensation
Upon our exit from TARP, we will review and revise our executive compensation programs to align them with market practice and our business goals. As a result, we expect our senior executives will receive cash base salaries and both annual and long term incentive compensation opportunities, including equity based long term incentive compensation opportunities.

18

Summary Compensation Table
The following table shows compensation for any person serving as principal executive officer or principal financial officer during 2013, as well as Ally's next three most highly compensated executive officers.

Name and principal position	Year	Salary ($) (a)	Stock awards ($) (b) (c) (d)	All other compensation ($) (e)	Total ($)
Michael A. Carpenter	2013	—	9,500,000	47,517	9,547,517
Chief Executive Officer	2012	—	9,500,000	57,119	9,557,119
	2011	—	9,500,000	43,077	9,543,077
Jeffrey J. Brown	2013	600,000	3,797,892	30,932	4,428,824
Senior Executive Vice President of Finance and Corporate	2012	600,000	3,797,892	30,167	4,428,059
Planning	2011	600,000	3,743,678	29,609	4,373,287
Barbara Yastine	2013	600,000	4,587,357	29,226	5,216,583
Chief Executive Officer and President, Ally Bank	2012	600,000	4,587,357	28,599	5,215,956
	2011	600,000	4,587,357	27,950	5,215,307
William Muir	2013	600,000	3,400,000	32,411	4,032,411
President	2012	600,000	3,400,000	31,723	4,031,723
	2011	509,000	3,147,280	30,595	3,686,875
William Solomon	2013	500,000	1,830,000	37,076	2,367,076
General Counsel
James G. Mackey	2013	477,886	2,081,456	26,236	2,585,578
Chief Financial Officer	2012	550,000	2,450,000	30,904	3,030,904
	2011	550,000	2,305,738	29,653	2,885,391

(a)	The amounts shown as salary represent the cash portion of base salary and do not include the DSU award values that are part of the executive's base salary and are shown as stock awards in this table.

(b)
The 2013 total represents the grant date fair value of the Ally DSU and IRSU awards granted in 2013 as determined by the Ally Board of Directors. The 2013 total is not necessarily the cash payment received. For a further discussion, see footnote (a) in the Outstanding Equity Awards at 2013 Fiscal Year End — Stock Awards section below and Note 23 to our Consolidated Financial Statements. The grant amounts for each NEO for 2013 are displayed in the following table.

Name	2013 DSU ($)	2013 IRSU ($)	Total ($)
Michael A. Carpenter	9,025,000	475,000	9,500,000
Jeffrey J. Brown	3,577,997	219,895	3,797,892
Barbara Yastine	4,327,989	259,368	4,587,357
William Muir	3,200,450	199,550	3,400,000
William Solomon	1,713,950	116,050	1,830,000
James G. Mackey	2,081,456	—	2,081,456

(c)
The 2012 total represents the grant date fair value of the Ally DSU awards granted in 2012 and is not necessarily the cash payment received. The grant amounts for each NEO for 2012 are displayed in the following table.

Name	2012 DSU ($)	2012 IRSU ($)	Total ($)
Michael A. Carpenter	9,500,000	—	9,500,000
Jeffrey J. Brown	3,797,892	—	3,797,892
Barbara Yastine	4,587,357	—	4,587,357
William Muir	3,400,000	—	3,400,000
James G. Mackey	2,450,000	—	2,450,000

(d)
The 2011 total represents the grant date fair value of the Ally DSU and IRSU awards granted in 2011 and is not necessarily the cash payment received. The grant amounts for each NEO for 2011 are displayed in the following table.

Name	2011 DSU ($)	2011 IRSU ($)	Total ($)
Michael Carpenter	8,000,000	1,500,000	9,500,000
Jeffrey J. Brown	2,350,000	1,393,678	3,743,678
Barbara Yastine	2,858,238	1,729,119	4,587,357
William Muir	1,931,520	1,215,760	3,147,280
James G. Mackey	1,353,825	951,913	2,305,738

(e)	Refer to the All Other Compensation in 2013 section for further details.

19

All Other Compensation in 2013

	Michael A. Carpenter	Jeffrey J. Brown	Barbara Yastine	William Muir	William Solomon	James G. Mackey
Financial counseling (a)	$3,500	$3,500	$—	$—	$3,500	$3,500
Liability insurance (b)	458	458	458	883	458	420
Total perquisites	3,958	3,958	458	883	3,958	3,920
Life insurance (c)	18,059	1,380	3,174	5,934	7,524	1,672
401(k) matching contribution (d)	25,500	25,500	25,500	25,500	25,500	20,400
Other (e)	—	94	94	94	94	244
Total all other compensation	$47,517	$30,932	$29,226	$32,411	$37,076	$26,236

(a)
We provide a taxable allowance to certain senior executives for financial counseling, tax preparation and estate planning services. Costs associated with this benefit are reflected in the table above, based on the actual charge for the services received. Any taxes assessed on the imputed income for the value of this service are the responsibility of the executive.

(b)
We provide a taxable allowance for a personal umbrella liability insurance for certain executives. Any taxes assessed on the imputed income for the value of this service are the responsibility of the executive.

(c)	Represents tax value of the Company provided life insurance for 2013.

(d)	Represents the employer contribution, Company match contribution, and discretionary contribution made to the employees' 401(k) fund.

(e)	Represents a $150 wellness credit for participating in and completing various wellness initiatives as part of a company-wide wellness program and a $94 award.
Grants of Plan-based Awards in 2013 — Estimated Future Payments under Equity Incentive Plan Awards
The following table represents Ally DSU and IRSU awards, which are stated in phantom shares.

Name	Award	Grant Date (a)	All other stock awards: number of shares or unit of stock (b)	Grant date fair value of stock or unit awards ($)(c)
Michael A. Carpenter	DSU	—	310,868	9,025,000
	IRSU	12/18/2013	16,368	475,000
Jeffrey J. Brown	DSU	—	123,256	3,577,997
	IRSU	12/18/2013	7,564	219,895
Barbara Yastine	DSU	—	149,079	4,327,989
	IRSU	12/18/2013	8,928	259,368
William Muir	DSU	—	110,236	3,200,450
	IRSU	12/18/2013	6,882	199,550
William Solomon	DSU	—	59,024	1,713,950
	IRSU	12/18/2013	3,999	116,050
James G. Mackey	DSU	—	71,703	2,081,456
	IRSU	—	—	—

(a)
For all NEOs, DSU awards were granted ratably for each pay period at one rate for the first six months of the year and at a different rate for the remaining six months of the year as noted in table below.

Name	Awards made: January 1, 2013 - June 30, 2013 (c)	Awards made: July 1, 2013 - December 31, 2013 (c)	Total 2013 ($) (c)
Michael A. Carpenter	163,618	147,250	9,025,000
Jeffrey J. Brown	65,410	57,846	3,577,997
Barbara Yastine	79,019	70,060	4,327,989
William Muir	58,559	51,677	3,200,450
William Solomon	31,527	27,528	1,713,950
James G. Mackey	42,191	29,512	2,081,456

(b)	The award grants are expressed as phantom shares of Ally.

(c)
The grant date fair value amounts shown do not reflect realized cash compensation by the NEOs. For a further discussion of the valuation, see footnote (a) to the Outstanding Equity Awards at 2013 Fiscal Year End — Stock Awards table below.

20

Outstanding Equity Awards at 2013 Fiscal Year End — Stock Awards
The following table provides information for the named executive officers regarding the Ally IRSU awards outstanding at December 31, 2013. This table does not include the NEOs' holdings of DSUs, the value of which is determined by reference to our common stock (see Nonqualified Deferred Compensation table below). Also refer to the table on page 9, which reflects all equity-based awards (IRSUs and DSUs) held by our active NEOs as of June 3, 2014.

Name	Grant date	Number of shares or units of stock that have not vested (#) (a) (b)	Market value of shares or units of stock that have not vested ($) (a)
Michael A. Carpenter	12/19/2011	19,375	562,613
	12/18/2013	16,368	475,000
Jeffrey J. Brown	12/18/2013	7,564	219,895
Barbara Yastine	12/18/2013	8,928	259,368
William Muir	12/18/2013	6,882	199,550
William Solomon	12/18/2013	3,999	116,050
James G. Mackey	12/18/2013	—	—

(a)
Amounts shown represent Ally IRSU awards granted to named executives that have not vested. Each award represents one phantom share of Ally. The fair market value for the phantom shares is determined by the Board at least annually, as required by the Ally Financial Long-Term Equity Compensation Incentive Plan. The fair market value for each phantom share at December 31, 2013 was determined to be $29.00. During 2013, Sandler O'Neill & Partners, L.P. ("Sandler O'Neill"), an independent investment banking firm, was engaged to provide certain valuation analyses regarding the fair market value of the Company's common equity securities. The valuation amounts as of December 31, 2013 were determined based on the analyses provided by Sandler O'Neill. The analyses considered, among other things, the stock price performance, on an indexed basis, of publicly traded common stock issued by comparative companies selected by Sandler O'Neill and considered Ally’s common stock as if it were freely tradable in the public markets when determining the fair market value of Ally’s common equity securities.

(b)
Mr. Carpenter’s 19,375 shares represent one-third of his 2011 award. All other NEO's 2011 awards fully vested in 2013 as a result of the Special Master's Supplemental Determination Letter dated June 8, 2012. No 2012 IRSU awards were granted to the NEOs. For 2013, all NEOs receive the same vesting: two-thirds after two years and one-third after the third year. Even if vested, as required by the Interim Final Rule, IRSU awards may be paid only in 25% installments (at their then value) as Ally repays its TARP obligations in 25% increments, and will otherwise be forfeited. The table below represents the amount of the unpaid increments still owed to the NEOs for the IRSU shares that have vested.

Name	Number of shares or units of stock that have vested and are unpaid (#)	Market value of shares or units of stock that have vested and are unpaid ($) (c)
Michael A. Carpenter	28,489	827,010
Jeffrey J. Brown	39,618	1,149,705
Barbara Yastine	21,700	630,315
William Muir	32,550	945,293
William Solomon	15,996	464,199
James G. Mackey	13,392	388,947

(c)
Amounts shown represent the fair market value of shares or units of stock that have vested and are unpaid. The fair market value of these shares or units were determined as described in footnote (a) above.

21

Options Exercised and Shares Vested in 2013
During 2013, no stock options were held by the named executive officers.
The following table reflects the Ally IRSU awards that vested in 2013. One-fourth of the value cannot be paid until Ally pays the remaining balance of its TARP obligations.

Name	Number of shares acquired on vesting (#) (a) (b)	Value realized on vesting ($) (b)
Michael A. Carpenter	113,956	3,308,040
Jeffrey J. Brown	54,002	1,567,888
Barbara Yastine	66,991	1,945,259
William Muir	47,120	1,367,730
William Solomon	15,221	441,563
James G. Mackey	—	—

(a)
Amounts shown include the 2013 vesting of the continued service portion of Mr. Carpenter’s 2010 IRSU grants and two-thirds of his 2011 IRSU grant. For the other NEOs, amounts shown include the 2013 vesting of the continued service portion of their 2011 IRSU grants. The 2011 IRSU vesting was modified in 2012 as a result of the Special Master Supplemental letter dated June 8, 2012. Except for Mr. Carpenter, these awards vested after two years of service from the grant date. Even if vested, as required by the Interim Final Rule, these awards may be paid only in 25% installments as Ally repays its TARP obligations in 25% increments (at their then value), and will otherwise be forfeited.

(b)
The value shown as “realized” for the vested shares is their fair market value as of the vesting date. For purposes of the limitation on payment of IRSUs, the table below provides 75% of the realized value that was paid in 2013 for the vested shares above and an additional 50% payment for vested awards from prior years as was also permissible in 2013 due to Ally’s additional repayment of TARP obligations.

Name	Realized value: 75% of 2013 ($)	Realized value: 50% of Prior Years ($)
Michael A. Carpenter	2,481,030	1,523,576
Jeffrey J. Brown	1,175,916	1,515,467
Barbara Yastine	1,458,944	288,000
William Muir	1,025,798	1,206,721
William Solomon	331,172	707,617
James G. Mackey	—	777,894

22

Nonqualified Deferred Compensation in 2013
The table below reflects year-end balances, Company distributions, and all earnings associated primarily with the Ally nonqualified equalization plan. This plan allows Company contributions to this plan to continue after the IRS maximum limits under our 401(k) plan have been reached.

Nonqualified deferred compensation
Name	Plan name	Executive contributions in last FY($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)
Michael A. Carpenter	DSUs (a) (b)	—	9,025,000	—	7,884,532	21,000,201
Jeffrey J. Brown	Nonqualified Benefit Equalization Plan (c)	—	—	3,449	—	30,862
	DSUs (a) (b)	—	3,577,997	—	4,454,634	4,245,357
Barbara Yastine	DSUs (a) (b)	—	4,327,989	—	5,325,829	5,110,081
William Muir	Nonqualified Benefit Equalization Plan (c)	—	—	39,079	—	253,075
	DSUs (a) (b)	—	3,200,450	—	3,695,851	3,746,565
William Solomon	Nonqualified Benefit Equalization Plan (c)	—	—	28,973	—	131,395
	DSUs (a) (b)	—	1,713,950	—	1,929,850	1,965,598
James G. Mackey	DSUs (a) (b)	—	2,081,456	—	2,540,826	2,546,672

(a)
In 2009, we included DSU awards, which vested at grant date, within the Options Exercised and Shares Vested in 2009 table. Starting in 2010 and continuing in 2013, we have included the DSU award information in the Nonqualified Deferred Compensation in 2013 table to more accurately reflect the form of the awards.

(b)
The NEOs had outstanding DSU award values at December 31, 2012, of $19,859,733 for Mr. Carpenter, $5,121,993 for Mr. Brown, $6,107,921 for Ms. Yastine, $4,241,966 for Mr. Muir, $2,181,498 for Mr. Solomon, and $3,006,041 for Mr. Mackey.

(c)
Ally maintains a nonqualified benefit equalization plan for highly-compensated employees, including the NEOs. This plan is a nonqualified savings plan designed to allow for the equalization of benefits for highly compensated employees under the Ally 401(k) Program when such employees' contribution and benefit levels exceed the maximum limitations on contributions and benefits imposed by Section 2004 of the Employee Retirement Income Security Act of 1974, as amended, and Section 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended. This plan is maintained as an unfunded plan and all expenses for administration of the plan and payment of amounts to participants are borne by Ally. Each participant is credited with earnings based on a set of investment options selected by the participant similar to 401(k) investment option to all employees. Pursuant to the Special Master's Determination Letter dated October 22, 2009, contributions to this plan were suspended. Therefore, the amounts shown reflect contributions made by the Company prior to receipt of the Determination Letter.

Executive Compensation — Post-employment and Termination Benefits
As a condition to participating in TARP, Ally's NEOs and next five highest paid employees waived any right to severance in the event of their termination of employment. These waivers apply until Ally repays its TARP obligations to Treasury.
Plans Adopted in 2014
We have adopted the (i) Ally Financial Inc. 2014 Incentive Compensation Plan (the “2014 Incentive Plan”), which allows us to grant an array of equity-based and cash incentive awards to our NEOs and other employees and service providers (other than our non-employee directors), (ii) Ally Financial Inc. 2014 Executive Performance Plan, which allows us to grant incentive compensation awards to certain executive officers that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code, and (iii) Ally Financial Inc. Employee Stock Purchase Plan, the purpose of which is to provide our employees with an opportunity to purchase our stock at a discount and thus encourage broad- based employee ownership of our stock.
In connection with the IPO, we made grants of restricted stock units under the 2014 Incentive Plan to substantially all of our employees. The grant date fair value of each grant ranged from a minimum of $100 to a maximum of $1,500 for grants made to all employees other than our Top 25 most highly compensated employees. These restricted stock units will “cliff” vest three years from the date of grant and in the case of our U.S.-based employees, settle in shares and in the case of our employees based outside of the United States, settle in cash. Grants of such awards to our Top 25 most highly compensated employees will not be made until the Company is no longer subject to TARP.
PROPOSAL 2 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act (“the Dodd-Frank Act”) enables the Company’s stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of the Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules. Pursuant to Rule 14a-20 under the Securities Exchange Act of 1934, as amended, during the period in which any financial assistance provided to the Company under TARP remains outstanding, Ally shall be required to submit Named Executive Officer compensation to an advisory (non-binding) vote at each annual meeting of the Company’s stockholders.
As described in detail above under the heading “Compensation Discussion and Analysis,” the Company’s executive compensation programs are subject to limitations on executive compensation and determinations of the Special Master under TARP. Under these programs,

23

the Named Executive Officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” above along with the information in the compensation tables for additional details about the executive compensation programs, including information about the fiscal year 2013 compensation of the Named Executive Officers.
Stockholders are asked to indicate their support for the Named Executive Officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, stockholders are requested to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and disclosures.”
The say-on-pay vote is advisory, and, therefore, not binding on the Company, the CNG Committee or the Board. The Board and the CNG Committee value the opinions of stockholders and to the extent there is a significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, will consider stockholders’ concerns and the CNG Committee will evaluate whether any actions are necessary to address those concerns.
THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.
PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board asks the stockholders to ratify the Audit Committee’s action in appointing Deloitte & Touche LLP the Company’s independent registered public accounting firm for the fiscal year 2014. Deloitte & Touche LLP has been serving the Company and its subsidiaries in this role for many years. Deloitte & Touche LLP has advised the Company that its members have no direct or indirect financial interest in the Company or any of its subsidiaries. Members of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Stockholders for the purpose of responding to inquiries by stockholders, and such representatives will have an opportunity to make a statement if they desire to do so. The Audit Committee and the Board believe that the continued retention of Deloitte & Touche LLP to serve as our independent auditors is in the best interests of the Company and its stockholders.
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. The Audit Committee is also responsible for the audit fee negotiations with Deloitte & Touche LLP and preapproves any engagement of Deloitte & Touche LLP.
In the event that a majority of the stockholders vote to not ratify the appointment of Deloitte & Touche LLP, the adverse vote will constitute a directive to the Audit Committee to select another registered public accounting firm for fiscal year 2014. Because of the difficulty and expense of making any substitution of registered public accounting firms during a year, it is contemplated that the appointment for the fiscal year 2014 will be permitted to stand unless the Audit Committee finds other good reason for making a change.
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2014. PROXIES SOLICITED ON BEHALF OF THE BOARD WILL BE VOTED FOR THIS PROPOSAL.

24

AUDIT COMMITTEE REPORT
In connection with the Company’s December 31, 2013 consolidated financial statements, the Audit Committee reviewed and discussed the audited financial statements with management and the specific disclosures contained in the Company’s Form 10-K, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, discussed with Deloitte & Touche LLP the matters required by Statement on Auditing Standards No. 61 and independence standards, and considered the compatibility of non-audit services with Deloitte & Touche LLP’s independence. The Audit Committee also reviewed independence disclosures from Deloitte & Touche LLP as required under applicable standards regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed the independence with the accountant. Fees for services provided by the Company’s principal independent registered public accounting firm, Deloitte & Touche LLP, for the years ended December 31, 2013 and 2012 are as follows:

($ in millions)	2013	2012
Audit fees (1)	$14	$20
Audit-related fees (2)	6	5
Audit and audit-related fees	20	25
Tax fees (3)	—	—
Total fees	$20	$25

(1)
Audit fees include fees for the integrated audit of Ally’s annual Consolidated Financial Statements, reviews of interim financial statements included in Ally’s Quarterly Reports on Form 10-Q, and audit services in connection with statutory and regulatory filings. In addition, this category includes approximately $1 million in both 2013 and 2012, pertaining to services such as comfort letters for securities issuances and consents to the incorporation of audit reports in filings with SEC.

(2)
Audit-related fees include fees for assurance and related services that are traditionally performed by the principal accountant, including attest services related to servicing and compliance, agreed-upon procedures relating to securitizations and financial asset sales, internal control reviews, consultation concerning financial accounting and reporting standards, audits in connection with acquisitions and divestitures, employee benefit plan audits, and audits of actuarial estimates.

(3)
Includes negligible amount of tax fees for services performed for tax compliance, tax planning, and tax advice, including preparation of tax returns and claims for refund, and tax payment-planning services. Tax planning and advice also include assistance with tax audits and appeals and tax advice related to specific transactions.

All services performed by Deloitte & Touche LLP in 2013 were preapproved in accordance with the Independent Auditor Services and Preapproval Policy of the Ally Audit Committee. This policy requires the independent registered public accounting firm to present the proposed audit services and related fees to the Ally Audit Committee for approval prior to the commencement of the services. Amounts exceeding the initially approved audit fees, or audit services not initially contemplated or considered during the initial approval, must be separately approved by the Committee.
The Ally Audit Committee must also preapprove all audit-related services, tax services, and all other services that are proposed to be provided by the independent registered public accounting firm. Similar to audit services, management and the independent registered public accounting firm annually present the proposed services and related fees to the Ally Audit Committee for approval prior to the commencement of services. The Committee's approval of the services and fees form the basis for an annual limit on such fees. The Committee periodically reviews the spending against these limits. Services that were not initially contemplated or considered during the initial approval must be separately approved by the Committee.
Based on these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Commission on March 3, 2014.
Audit Committee
Robert T. Blakely (Chair)
Mayree C. Clark
Brian P. MacDonald
Mathew Pendo
SUBMISSION OF STOCKHOLDER PROPOSALS
The Board has not yet determined a date for the 2015 annual meeting. At this time the Company expects that the meeting will likely be held in April of 2015, and therefore the deadline for the receipt of stockholder proposal to be considered for inclusion in the proxy statement for the 2015 Annual Meeting will be around November to December 2014. The Company expects to announce a specific deadline in another public filing. The proposal must be sent to: Ally Financial Inc., c/o Corporate Secretary, 200 Renaissance Center, Mail Code 482-B09-C24, Detroit, Michigan 48265 and will need to comply with the SEC’s rules and regulations.
Stockholder proposals presented during the 2015 Annual Meeting and not included in the proxy statement must comply with the Company’s bylaws, which require that the Company receive written notice no earlier than 180 days, and no later than, 120 days, prior to the 2015 Annual Meeting. If the Company holds a meeting in April of 2015, the deadline for such notice would be around November to December 2014. The Company expects to announce the 2015 Annual Meeting date in another public filing after the proxy statement is issued. The proposal must be sent to: Ally Financial Inc., c/o Corporate Secretary, 200 Renaissance Center, Mail Code 482-B09-C24, Detroit, Michigan 48265 and will need to comply with the information and other requirements under the bylaws.

25

At the date of this Proxy Statement, we did not know of any matters to be raised at the Annual Meeting of Stockholders other than those referred to in this Proxy Statement. If you return your signed and completed proxy card or vote by telephone or on the Internet and other matters are properly presented at the Annual Meeting of Stockholders for consideration, the persons appointed by the Board of Directors as proxies will have the discretion to vote for you on such matters.
ELECTRONIC AVAILABILITY OF PROXY MATERIALS FOR 2014 ANNUAL MEETING
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on July 17, 2014. This Proxy Statement and Ally Financial’s Annual Report to Stockholders and Form 10-K for fiscal year 2013 are available electronically at www.proxyvote.com.
OTHER INFORMATION
The management of the Company knows of no business other than that described above that will be presented for consideration at the meeting. If any other business properly comes before the meeting, it is the intention of the persons named in the proxies to vote such proxies thereon in accordance with their judgment.
The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Company. Such expenses may also include the charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of shares.
HOUSEHOLDING
In certain instances one copy of the Company’s Annual Report or Proxy Statement is being delivered to two or more stockholders who share an address. Upon request, the Company will promptly deliver a separate copy of the Annual Report or Proxy Statement to a stockholder at a shared address to which a single copy of the documents was delivered. Conversely, stockholders sharing an address who are receiving multiple copies of Annual Reports or Proxy Statements may request delivery of a single copy.
Requests in this regard should be addressed to:
Ally Financial Inc. Corporate Secretary
200 Renaissance Center
Mail Code 482-B09-C24
Detroit, MI 48265
(866) 710-4623
The above Notice and Proxy Statement are sent by order of the Board of Directors.

Cathy L. Quenneville
Corporate Secretary
Detroit, Michigan
June 6, 2014

PLEASE COMPLETE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF IT IS MAILED IN THE UNITED STATES OF AMERICA. ALTERNATIVELY, YOU MAY VOTE BY TELEPHONE OR INTERNET AS DESCRIBED ON THE PROXY CARD.

26

ALLY FINANCIAL INC. 200 RENAISSANCE CENTER, 482-B09-C24 DETROIT, MI 48265
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on July 16, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on July 16, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

STOCKHOLDER MEETING REGISTRATION:
To vote and/or attend the meeting, go to "stockholder meeting registration" link at www.proxyvote.com no later than 11:59 p.m. Eastern Time on July 14, 2014.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M76139-P53899	KEEP THIS PORTION FOR YOUR RECORDS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
ALLY FINANCIAL INC.
			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:			☐	☐	☐

1.	Election of Directors:

Nominees:
	01) Franklin W. Hobbs	06) Gerald Greenwald
	02) Robert T. Blakely	07) Marjorie Magner
	03) Mayree C. Clark	08) Mathew Pendo
	04) Stephen A. Feinberg	09) John J. Stack
	05) Kim S. Fennebresque	10) Michael A. Carpenter

The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain

2.	Advisory vote to approve executive compensation.					☐	☐	☐

3.	Ratification of the action of the Audit Committee of the Board of Directors in appointing Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2014.					☐	☐	☐

NOTE: The proxies may vote in their discretion on any other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)		Date

27

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
M76140-P53899
ALLY FINANCIAL INC. Annual Meeting of Stockholders July 17, 2014 9:00 AM This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Michael A. Carpenter and Cathy L. Quenneville or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of ALLY FINANCIAL INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EDT on July 17, 2014, at The Westin New York at Times Square, 270 West 43rd Street, New York, NY 10036, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

28